Reference: 97- #22

FOR IMMEDIATE RELEASE

                          AMERICAN MOBILE SATELLITE TO
                  LEASE MSAT-2 SATELLITE TO NEW AFRICAN VENTURE

                     MSAT-1 Satellite to Serve US Customers

     RESTON, VIRGINIA, December 4, 1997--American Mobile Satellite Corporation (NASDAQ: SKYC) will lease its MSAT-2 satellite to African Continental Telecommunications Limited (ACTEL) for deployment over sub-Saharan Africa. Through an agreement with TMI Communications of Ottawa, Canada, American Mobile Satellite will jointly own and operate the identical MSAT-1 satellite to continue to build its customer base for unique mobile communications services.

     The African project is endorsed by key business and political figures in the US and Africa. ACTEL's board of directors and advisors includes such noteworthy figures as Andrew Young, former mayor of Atlanta and former US ambassador to the UN; Percy Sutton, former president of the Borough of Manhattan and founder of Inner City Broadcasting; and Babacar N'Diaye, former president of the African Development Bank.

     "American Mobile Satellite is privileged to contribute to this worthy African venture," said Gary M. Parsons, president and chief executive officer of American Mobile Satellite. "The transaction is financially positive for our company, while accelerating development of the business and communications infrastructure of Africa."

     "The new southern African communications system will bring much needed communications to mobile users and remote villages previously unreached by telephone service of any kind, helping to raise the standard of living and increase the economic development of the countries served," said James R. Walker, ACTEL chief executive officer.

                                    - more -


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         Under the proposed  arrangement,  American Mobile  Satellite will lease
MSAT-2 to ACTEL for a five-year renewable lease with payments of $38 million per year. American Mobile Satellite will also license its ground station technology to ACTEL. The lease income will be used by American Mobile Satellite to fund the purchase of its share of the MSAT-1 satellite and to further develop its core business by enhancing service offerings, developing more advanced customer equipment and adding additional customers.

     American Mobile Satellite provides a wide range of mobile communications services including telephone, digital broadcast dispatch, data communications, mobile messaging and position reporting services. The company's shareholders include Hughes Communications, Inc.; Singapore Telecom; and AT&T Wireless Services, Inc.

                                       ###


Factors that could cause forward-looking statements in this news release to differ materially from actual results are discussed in American Mobile Satellite Corporation's S-1 registration statement; Form 10K for the year ended December 31, 1996; Form 10Q for the quarter ended September 30, 1997 and other periodic filings the company has made with the Securities and Exchange Commission. Copies of the filings are available upon request from the American Mobile Satellite's investor relations department.

American Mobile Satellite Contacts
Press Contact:             Orly Konig Lopez
                           703/716-6522

Investor Contact:          Renate Brown Neely
                           703/716-6558


ACTEL Contact

James R. (Jim) Walker
908/953-9659






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